EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated October 27, 2006, with respect to the consolidated financial statements and schedule of Acuity Brands, Inc., Acuity Brands, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Acuity Brands, Inc. included in this Annual Report (Form 10-K) for the year ended August 31, 2006:

(1)	Registration Statement No. 333-74242 on Form S-8 (Acuity Lighting Group, Inc. Profit Sharing Retirement Plan for Salaried Employees, Zep Manufacturing Company 401(k) Plan, Selig Chemical Industries Retirement Plan, Acuity Brands, Inc. 401(k) Plan for Corporate Employees, Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees, Enforcer Products 401(k) Plan, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement);

(2)	Registration Statement No. 333-74246 on Form S-8 (Acuity Brands, Inc. Long-Term Incentive Plan, Acuity Brands, Inc. Employee Stock Purchase Plan, Acuity Brands, Inc. 2001 Nonemployee Directors’ Stock Option Plan);

(3)	Registration Statement No. 333-123999 on Form S-8 (Acuity Brands, Inc. 401(k) Plan); and

(4)	Registration Statement No. 333-126521 on Form S-8 (Acuity Brands, Inc. Long-Term Incentive Plan).

/s/    Ernst & Young LLP

Atlanta, Georgia

October 27, 2006